EXHIBIT 99.1

             LASERSIGHT RAISES $3 MILLION THROUGH PRIVATE PLACEMENT Company Gives Update on Status of Regulatory Approval and Products

        Winter Park, FL (July 12, 2001) - LaserSight(R) Incorporated (NASDAQ:
LASE) announced today that it has completed a $3 million equity financing with BayStar Capital, L.P. and BayStar International, Ltd. The financing is a private placement of approximately 1.3 million shares of Series F preferred stock purchased at $2.35 per share. The terms of the placement also give the Company the option to place an additional $2 million worth of Series G preferred stock with the BayStar entities, at a price of $2.50 per share, if prior to September 30, 2001 the FDA approves the Company's LaserScan LSX(R) to treat myopic astigmatism and if certain other conditions are met. If the Company does not exercise such option the BayStar entities have an option for a limited period of time to purchase up to $4 million of Series G preferred stock at a per share price based on 85% of an average of the volume weighted average price for the 10 days preceding the exercise of such option.

        The Series F and possible Series G preferred stock is non-voting and converts on a 1 to 1 basis into shares of the Company's common stock pursuant to a fixed conversion price. As a result of the terms of a previous private placement with the BayStar entities the Company was also required to issue approximately 839,000 shares of the Company's common stock in connection with this transaction. The Series F preferred stock issued in this transaction is the only LaserSight preferred stock currently outstanding; all of the Series C preferred stock that was outstanding on March 31, 2001 was converted in June 2001.

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                                Regulatory Status

        In a separate announcement, LaserSight provided an update on the status of its PMA Supplement for the LASIK treatment of myopic astigmatism utilizing its LSX(R) precision microspot scanning excimer laser. The submission is in the latter stage of the review process, which includes labeling discussions. The Company is actively working with FDA to update the labeling and to resolve any additional questions.

                        UltraShaper(TM) Durable Keratome

        Product performance testing for the UltraShaper has been completed at ten sites, with more than 1580 LASIK flaps produced without any adverse events like buttonholes, perforations or free caps. Management believes the performance testing has also validated the consistency of flap thickness, diameter and hinge size produced by the UltraShaper. The keratome is currently in pilot production and shipments are expected to commence later this month.

        LaserSight is a leading provider of quality technology solutions and innovative products for vision correction. The Company's products include the LaserScan LSX precision microspot beam scanning system, its international research and development activities related to the Astra family of products used to perform custom ablation procedures know as CustomEyes(TM) and its MicroShape
(R) family of keratome products. The Astra family of products includes the AstraMax(TM) integrated diagnostic workstation designed to provide precise diagnostic measurements of the eye and the AstraPro(TM) software, a surgical planning tool that will utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. The MicroShape family of keratome products includes the UltraShaper durable keratome and UltraEdge(R) keratome blades.

        This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to anticipated sales revenue, regulatory approvals and commercialization of products, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.